Exhibit 5.1

July 29, 2015

Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, GA  30339

Re:            Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel for Interface, Inc., a Georgia corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of:

4,900,000 shares of the Company's common stock, $.10 par value per share (the "Common Stock"), to be issued pursuant to the Interface, Inc. Omnibus Stock Incentive Plan, as amended and restated February 18, 2015 (the "Omnibus Plan"), and

In connection with the preparation of the Registration Statement, I have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as I have deemed relevant under the circumstances.

On the basis of the foregoing, it is my opinion that:

1.	The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia.

2.	The Common Stock, when issued in accordance with and subject to the terms and conditions of the Omnibus Plan, will be legally issued, fully paid and nonassessable.

This opinion is limited to the Georgia Business Corporation Code.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

By:            /s/Raymond S. Willoch
                        Raymond S. Willoch
Senior Vice President
Secretary and General Counsel